Exhibit 19.1
T2 SECURITIES TRADING POLICY
This policy applies to all employees, officers, directors and consultants of Take-Two Interactive Software, Inc., its subsidiaries and affiliates (hereafter the “Company”). This policy supersedes all previously disseminated Securities Trading policies and must be read in conjunction with the Company’s “Global Code of Business Conduct and Ethics” which is incorporated by reference. The Company reserves the right to change the terms and conditions of this policy and, as a condition of your employment at the Company, you are required to abide by its terms.
Federal securities laws prohibit all persons, including, but not limited to, employees, officers, directors and consultants of a public company from trading in the securities of that company on the basis of “inside” (i.e., material, non-public) information. In addition to the direct liability of persons who trade on inside information for their insider trading violations, potential liability on the part of companies and their directors and officers exists for failure to prevent such violations by company personnel. In light of these liabilities and the severity of possible sanctions both to officers, directors, employees, and consultants and to the Company for insider trading violations, the Company has adopted the procedures set forth in this policy statement.
Please note that while these procedures and policies are Company policy, they are not intended to replace the primary responsibility of each employee, officer, director, and consultant to understand independently, and comply with, the prohibition on insider trading under federal securities laws.
The Company shall designate, at its sole discretion, the only times during which any and all employees, officers, directors and consultants are allowed to transact in Company securities, including common stock and options (sometimes referred to as a “trading window”). The Company reserves the right to close a trading window for any and all employees, officers, directors and consultants or to designate particular individuals or groups of individuals that may not transact in the Company’s securities during a trading window or a period of time thereof, that the Company determines should not be, at that time, engaging in such conduct. Whenever the Company announces generally to all employees, officers, directors and consultants or directly to any particular individual or individuals that transactions must cease (sometimes referred to as “closing the window”), that decision remains in place until explicitly lifted.
It is the responsibility of each employee, officer, director and consultant to know whether or not he or she is currently allowed to transact in Company securities and to obtain the appropriate approvals (as explained herein), if applicable, before doing so.
Moreover, regardless of any announcement by the Company that transactions are generally allowed, no Company employee, officer, director or consultant (nor any person living in the household of an officer, director, employee or consultant) may transact Company securities if in possession of, based upon or aimed at taking advantage of material, non-public information relating to the Company.
1.Material Non-Public Information
No employee, officer, director or consultant of the Company who possesses material, non-public information relating to the Company may buy or sell securities of the Company or engage in any other action to take advantage of, or pass on to others, such information. This policy shall also apply to material non-public information relating to any other company, including our customers, vendors or suppliers, obtained by such officer, director, employee or consultant in the ordinary course of employment with the Company, or by serving as a director of the Company or any other company affiliated with the Company.
Information is considered to be “material” if, when publicly disclosed, it could reasonably be expected to affect the market value of a corporation’s securities or to influence investor decisions with respect to those securities, or there is a substantial likelihood that a reasonable shareholder would consider it in deciding how to vote.
Examples of material information include, but are not limited to: earnings and losses; news of pending or proposed mergers; acquisitions or tender offers; the release date for new games (or changes in previously announced release dates); news of a significant sale or purchase of assets or the disposition of a subsidiary;

changes in dividend policy; the declaration of a stock split or offering of additional securities; changes to management; significant new products/ discoveries; pending bankruptcy or financial liquidity problems; and/or gain or loss of a significant customer. Either positive or negative information may be deemed material information.
Informing another person of material non-public information, other than in the necessary course of business (and then only in certain circumstances), is prohibited under federal securities laws and is known as “tipping”. Accordingly, individuals can be held responsible not only for their own insider trading, but also for trading by anyone to whom they disclose material non-public information. Even if those persons to whom an individual discloses such information do not trade while aware of the information, the disclosing individual still can be held responsible for the trades of others who ultimately received material non-public information indirectly from such individual. Because even casual remarks made by employees with respect to the Company’s or another company’s securities or business could be misconstrued as being based on material non-public information, all persons subject to this Policy should exercise caution in making such remarks.
2.Material “Public” Information

It is improper for an officer, director, employee or consultant to transact in the securities of the Company immediately after the Company has made a public announcement of material information (including, e.g., the Company’s annual and quarterly earnings releases), but before such information has been broadly disseminated to the public. The general rule is that officers, directors, employees and consultants not engage in any transactions of the Company’s securities until the next business day after the information has been released to the public. For example, if the Company releases its quarterly earnings release on the news wire at any time between 4:00 pm on Tuesday, May 13th and 9:30 am on Wednesday, May 14th, no officer, director, employee or consultant will be permitted to transact in the Company’s stock until 9:30 am on Thursday, May 15th.

The trading windows will typically be more restrictive for Covered Persons. For these Covered Persons, trading windows will typically be the 30-day period commencing on the next business day after the quarterly or annual earnings report of the Company has been released and disseminated to the public (unless otherwise closed by the Company).
During any trading window, each individual is still precluded from transacting in the Company’s securities if in possession of material non-public information.

3.Prohibited Transactions

To avoid the appearance of impropriety, it is the policy of the Company that officers, directors, employees and consultants refrain from engaging in the following transactions with respect to the Company’s securities:

•In and Out Trading. (All purchases of the Company’s securities in the open market must be held for a minimum of six months. This is an expansion of the short-swing profit rule, applicable to officers and directors, to include employees and consultants of the Company. The rule, however, does not apply to the exercise of stock options, except by certain officers and directors.)
•Purchases of Company securities on margin or holding any Company securities in margin accounts.
•Pledges of Company securities as collateral for a loan.
•Short sales of the Company’s securities. (No director, officer, employee or consultant of the Company shall ever engage in short sales of the Company’s securities. Such conduct may create criminal liability.)
•Transactions in puts, calls or other derivatives on the Company’s securities, as well as any other derivative or hedging transactions on Company securities.

4.Exempt Transactions

This Policy generally does not prohibit (i) any transfer of securities to an entity that does not involve a change in the beneficial ownership of the securities, for example, to an inter vivos trust of which an insider is the sole beneficiary during his or her lifetime, (ii) bona fide gifts to members of an insider’s immediate household (provided that the recipient may be subject to this Policy with respect to the acquired securities as set forth under “Trading by Family Members and Others” below), or (iii) changing the form of ownership to include a member of an insider’s immediate household as a joint owner. Gifts of securities to charitable or other tax-exempt organizations may constitute a “sale” of securities under certain circumstances and will be reviewed and considered on a case-by-case basis by the Office of the Chief Legal Officer.

5.Trading Plans

Notwithstanding the restrictions and prohibitions on trading the Company’s securities as set forth herein, persons subject to this policy statement are permitted to effect transactions in the Company’s securities pursuant to approved trading plans established under Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, including transactions during a closed trading window, in accordance with the requirements and procedures set forth in Appendix A hereto Rule 10b5-1 requires that these transactions be made pursuant to a plan that was established while the person was not in possession of material, non-public information. In order to comply with this policy statement, the Company’s Chief Legal Officer or a General Counsel must review and approve any such trading plan prior to its effectiveness. Persons seeking to establish a trading plan should contact the Chief Legal Officer or a General Counsel prior to initiating such plan.
6.Trading by Family Members and Others

The legal prohibitions against insider trading apply to securities directly owned by employees, officers, directors, and consultants, as well as securities beneficially owned by these individuals (i.e., where they have the right to vote or dispose of the securities either directly or indirectly). Depending on the circumstances, ownership of shares held in the name of family members could be attributable to the employee, officer, director or consultant. Accordingly, if the spouse, child or other family member living in the employee’s, officer’s, director’s or consultant’s home were to buy or sell the Company’s securities, the transaction might be deemed a purchase or sale by the employee, officer, director or consultant or otherwise result in liability for the purchaser or seller and the employee, officer, director, or consultant if it were determined that the purchaser or seller possessed inside information at the time of the transaction. Therefore, the restrictions set forth in this policy apply not only to securities transactions by the employee, officer, director, or consultant, but also to all such transactions by the individual’s spouse, minor children, other family members residing in the individual’s home or other persons living in the individual’s home or who are the individual’s dependents, and any other person or entity who holds securities of the Company over which the individual does or may have some control.

7.Approval Process To Transact In Company Securities

Any Covered Person wishing to transact in Company securities must sign or acknowledge via email an approval form (entitled “EMPLOYEE SECURITIES TRANSACTION CERTIFICATION AND APPROVAL FORM”). The form can be emailed to [*****]. Once it is received, reviewed and approved, (including the approval of a member of the Office of the Chief Legal Officer) the employee will be notified of their ability to engage in the transaction as described on the form. The notification will include the date upon which approval expires, generally two full business days following the date on which it is approved.

For example, an approval form signed and executed at any time on a Wednesday will typically expire at 4PM EST on the subsequent Friday.
Human Resources will notify each individual who qualifies as a Covered Person for purposes of the approval process set forth above. The Office of the Chief Legal Officer will have the discretion to apply this approval process to any officer, employee or consultant who is not a Covered Person at any time and will provide as much advance notice as possible to any such individuals as to when the approval process will apply to them. Notwithstanding the fact that certain officers, employees and consultants are not designated as Covered Persons, they are still subject to all other applicable terms and conditions of this policy.

There are no exceptions to these restrictions. Transactions that might otherwise be necessary for emergencies or other personal reasons are subject to the restrictions and guidelines of this policy.

In many cases, application of our Policy requires judgment and may not be subject to clear, “bright-line” rules.
Requests for interpretations of the Policy should be directed to the Office of the Chief Legal Officer.

Any violations of this policy statement may result in disciplinary action, which may include immediate dismissal. If any employee, officer, director or consultant has information regarding a possible violation of this policy, he or she should bring that information to the Company’s attention immediately by contacting the Office of the Chief Legal Officer. In the alternative, the information can be brought to the Company’s attention by contacting the “hotline” at (866) 404-7401. This “hotline” is staffed 24 hours a day, seven days a week by a communications specialist employed by an outside company. All communications regarding violations of this policy made in good faith will be treated promptly and professionally and without risk of retribution.

APPENDIX A
10b5-1 Plan Requirements

Persons subject to this policy statement are permitted to effect transactions in the Company’s securities pursuant to approved 10b5-1 Plans. In order to qualify as an approved “10b5-1 Plan” for purposes of this policy, the trading plan must meet all of the following requirements:

1.The 10b5-1 Plan must be established in writing, signed and dated by the person establishing the plan, approved and signed by the Company (with respect to the issuer certificate thereto), and filed with Office of the Chief Legal Officer.
2.The 10b5-1 Plan must be in a form that meets the requirements of Rule 10b5-1 and include certifications from the person establishing the plan that:
•he, she or it was not aware of any material non-public information about the Company or its securities when he, she or it established the 10b5-1 Plan; and
•the 10b5-1 Plan is entered into in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5 under the Exchange Act.
3.The 10b5-1 Plan may not be established during any closed trading window to which the person establishing the plan is subject.
4.For any 10b5-1 Plan adopted by any “officer” or “director” (as defined under Rule 10b5-1), trading under such 10b5-1 Plan may not commence until the later of: (a) ninety (90) days after the adoption of the 10b5-1 Plan or (b) two business days following the public disclosure of the Company’s financial results for the fiscal quarter during which the 10b5-1 Plan was adopted (but, in any event, this required cooling-off period is subject to a maximum of 120 days after adoption of the 10b5-1 Plan).
5.Subject to the exceptions enumerated in Rule 10b5-1, persons subject to this policy statement may not have more than one operative 10b5-1 Plan at a time.
6.Each person establishing a 10b5-1 Plan must act in good faith with respect to the 10b5-1 Plan at all times during which it remains outstanding.
7.Any changes or modifications to an existing 10b5-1 Plan with regard to the amount, price, or timing of the purchase or sale of securities underlying the 10b5-1 Plan, or a modification or change to a written formula or algorithm, or computer program that affects the amount, price, or timing of the purchase or sale of such securities, will be deemed to be a termination of the original 10b5-1 Plan and the adoption of a new 10b5-1 Plan, which must comply with the same requirements above, including the cooling-off period set forth in paragraph 4 of this Appendix A.
8.Any form of 10b5-1 Plan must be reviewed and approved by the Office of the Chief Legal Officer prior to entry into the 10b5-1 Plan. The Office of the Chief Legal Officer shall be notified in advance of any proposed amendments to the 10b5-1 Plan or the termination of the 10b5-1 Plan.